Exhibit 2.3

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is entered into as of December 14, 2005, by and among FAIRPOINT COMMUNICATIONS, INC., a corporation organized under the laws of the State of Delaware (or any subsidiary or affiliate as permitted under Section 8.7 hereof, the “Buyer”), LOCAL EXCHANGE COMPANY LLC, a limited liability company organized under the laws of the State of Maryland (“LEC”), CASS COUNTY TELEPHONE COMPANY LIMITED PARTNERSHIP, a limited partnership organized under the laws of the State of Maryland (“CassTel”) and LEC LONG DISTANCE, INC. a corporation organized under the laws of the State of Missouri (“CassTel LD” and, together with LEC and CassTel, the “Sellers”).

WITNESSETH:

WHEREAS, Sellers are engaged in the business of providing telecommunications and related services including but not limited to wireline services to approximately 8,083 access lines, CLASS services, voice-mail services, Internet services, long distance services, 911 services, switching and transport services, billing and collection services and directory services in and around the geographical territory of Cass County, Missouri and Miami County, Kansas (the “Business”); and

WHEREAS, Sellers wish to sell all of the Purchased Assets (as defined herein) of the Business to Buyer, and Buyer wishes to purchase the Purchased Assets from Sellers; and

WHEREAS, the members of LEC, the partners of CassTel and the Board of Directors and sole shareholder of CassTel LD have, subject to the terms and conditions of this Agreement, determined that the sale of the Purchased Assets contemplated by this Agreement is in the best interests of the Sellers and have approved this Agreement and the transactions contemplated hereby pursuant to and in accordance with the provisions of the law applicable to each Seller and have provided evidence of the same to Buyer; and

WHEREAS, in order to induce the Buyer to enter into this Agreement, and in order to receive the benefits that will accrue to Sellers if the Buyer purchases the Purchased Assets, the Sellers have agreed to make certain representations, warranties and covenants as set forth herein.

NOW, THEREFORE, in order to consummate said purchase and sale and in consideration of the mutual agreements set forth herein and other valuable consideration, the receipt and legal adequacy whereof are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

PURCHASE OF ASSETS; ASSUMPTION OF LIABILITIES; CLOSING

1.1           Purchased Assets. Except for the Excluded Assets, at the Closing, Sellers shall sell to the Buyer, and the Buyer shall purchase from Sellers, all of the tangible and intangible assets of Sellers relating to and necessary for the operation of the Business as of the Closing Date (collectively, the “Purchased Assets”), including, but not limited to, the following (to the extent relating to the Business), free and clear of all Liens except Permitted Liens:

(a)           all cash, bank accounts and accounts receivable of CassTel and CassTel LD;

(b)           all inventory, materials, customer premise equipment and supplies including but not limited to the items listed on Schedule 1.1(b);

(c)           to the extent assignable, any and all permits, consents and licenses relating to the Business, including licenses issued by the Federal Communications Commission (“FCC”) or the Missouri Public Service Commission (“MPSC”) or the Kansas Corporation Commission (“KCC”) which are necessary to engage in the Business;

(d)           all furniture, fixtures, machinery, vehicles, plant, systems, optical fiber, computers, switches, twisted copper, pay phones, test equipment, structures, construction, telephone line facilities, tools, implements, conduits, stations, substations and equipment of any kind, character or nature including but not limited to the items listed on Schedule 1.1(d);

(e)           the Assumed Contracts as listed on Schedule 1.1(e);

(f)            all real estate interests, including without limitation all leases, licenses, easements, rights of ways and the like, and all real property with all privileges appurtenant thereto owned by Sellers, as listed on Schedule 2.13;

(g)           all of the Sellers’ interests in all real property improvements;

(h)           all prepaid expenses, including amounts paid in advance on account of rent, property taxes, utility charges, fees and deposits;

(i)            originals (if available) or copies (at the option of Buyer) of (i) all books, records, manuals, files, customer lists and records, accounts and billing records, plans, blueprints, specifications, drawings, surveys, engineering reports, personnel and employee benefit plan records and operating data whether in electronic format or otherwise, and (ii) the Assumed Contracts related to the Business;

(j)            all rights of the Sellers in and to all databases, software, software programs, object codes, source codes, systems documentation and user manuals used in connection with the Business as listed on Schedule 1.1(j);

(k)           all Intellectual Property Rights, including all rights to all of the corporate, domain, trade names and trademarks of CassTel and CassTel LD and the brand names, trademarks and trade names of the Business as listed on Schedule 1.1(k);

(l)            all claims, causes of action and rights of recovery relating to the Business, whether asserted or commenced on or before the Closing Date other than accounts receivable owed by T-Mobile that arose prior to the Closing Date;

(m)          the right to receive and retain mail, accounts receivable payments and other communications relating to the Business, except as provided in Section 1.1(l) above;

(n)           the right to bill and receive payments for products shipped or delivered and services performed but unbilled or unpaid as of the Closing related to the Business;

(o)           to the extent transferable, all telephone numbers (e.g., toll free numbers), facsimile numbers, Internet addresses, websites and similar numbers or addresses assigned to or used by CassTel or CassTel LD or their respective customers; and

(p)           all rights of the Sellers with respect to each of its customers related to the Business;

(q)           all other business, property, assets and rights or benefits of Sellers on the Closing Date not described above, relating to the Business including, but not limited to, the Sellers’ interest in Missouri Network Alliance, L.L.C.;

1.2           Excluded Assets. Notwithstanding anything to the contrary contained herein or otherwise, the Purchased Assets do not include the following assets of Sellers (collectively, the “Excluded Assets”):

(a)           all federal, state and local income tax, franchise tax or other tax credits and tax refund claims arising out of the operations of the Business prior to Closing;

(b)           the minute books, equity record books and tax returns of Sellers;

(c)           except as provided in Section 1.5, any insurance policies (other than insurance policies constituting Assumed Contracts), insurance proceeds, insurance refunds and prepaid expenses relating to the period prior to the Closing (other than proceeds, refunds or prepaid expenses relating to Assumed Contracts);

(d)           all contracts other than the Assumed Contracts;

(e)           any and all equity interests in the Sellers, and any and all investments of LEC other than in Missouri Network Alliance, L.L.C.;

(f)            all rights to the names, trade names and trademarks of LEC not listed on Schedule 1.1(k);

(g)           any recovery by the Sellers from T-Mobile for accounts receivable arising prior to the Closing Date;

(h)           any interest or investment in the stock of CoBank, ACB; and

(i)            any and all intercompany accounts receivable owed by any Seller to any one or more of the Sellers.

1.3           Limited Assumption of Liabilities. Buyer hereby agrees to assume, as of the Closing Date, and agrees to pay, perform and discharge when due, only the following liabilities, responsibilities and obligations of Sellers relating to the Business and the Purchased Assets, thereafter arising (collectively, the “Assumed Liabilities”):

(a)           All liabilities, responsibilities and obligations of the Sellers arising out of or relating to the Assumed Contracts, but only to the extent same arise, accrue or become performable after the Closing Date; and

(b)           All liabilities, responsibilities and obligations relating to security or other deposits made by customers of CassTel or CassTel LD to the extent these liabilities are considered Current Liabilities in Section 1.10

(c)           All accounts payable and accrued expenses related to the Purchased Assets (but excluding any intercompany payables) to the extent these payables and expenses are considered Current Liabilities in Section 1.10.

Notwithstanding anything in this Section 1.3 to the contrary, “Assumed Liabilities” shall not include any liabilities, responsibilities or obligations expressly identified as an Excluded Liability pursuant to Section 1.4.

1.4           Excluded Liabilities. Except as set forth in Section 1.3, the Buyer shall not assume or be responsible for any of the liabilities or obligations of the Sellers (collectively, the “Excluded Liabilities”), including without limitation:

(a)           any and all liabilities or obligations associated with or relating to any Excluded Assets, any long term indebtedness and any intercompany payables or receivables of the Sellers owed to any one or more of Sellers or Sellers’ Affiliates; members, managers or partners;

(b)           any liability, complaint, claim or obligation of any kind, character or nature arising out of (i) the conduct of the Sellers whether or not in connection with the operations of the Business (except as expressly provided for in Section 1.3), or (ii) the employment by the Sellers of any employees of the Business or the provision of any employee benefit to such employees pursuant to any plan, program or arrangement maintained by any Seller (whether or not subject to ERISA and whether or not written), whether such claim arises before or after the Closing Date and whether or not such employees become Buyer’s employees;

(c)           any liability or obligation of the Sellers owing to any equity holder or Affiliate thereof including, without limitation, any obligations arising out of or related to the transactions contemplated hereby;

(d)           any liabilities related to (i) income taxes of the Sellers, (ii) all other taxes attributable to the Sellers or to Sellers’ operation of the Business including, but not limited to, sales and use taxes, and (iii) taxes of any other person or third party (except Buyer) pursuant to an agreement or otherwise;

(e)           any liabilities, responsibilities and obligations relating to the operation of the Business or the actions of the Sellers prior to the Closing Date under any rule, regulation, law, mandate, decision or order of the MPSC, KCC, FCC, National Exchange Carriers Association (“NECA”), Universal Service Administration Company (“USAC”) or any other Governmental Entity (as defined in Section 8.9(d)), whether enacted or promulgated before, on or after the Closing Date;

(f)            any liabilities existing or arising under Environmental Laws attributable to or incurred as a result of any acts, omissions or conditions first occurring or in existence as of or prior to the Closing Date, including, but not limited to, liabilities for the release, threatened release, handling, discharge, treatment, storage, disposal, transport, presence, or migration of Regulated Materials (as defined in Section 2.12(d));

(g)           any obligation or requirement imposed by any Governmental Entity, including any Environmental Authority (as hereinafter defined) arising and required to be performed prior to the Closing Date; and

(h)           Sellers’ contract with GVNW Consulting, Inc.

1.5           Insurance Proceeds. If prior to the Closing, any Purchased Assets shall have suffered, sustained or incurred any material loss, damage or destruction and the Sellers shall not have completed the repair or replacement of such Purchased Assets as of the Closing Date to the reasonable satisfaction of Buyer, then at Buyer’s option, the Sellers shall, at the Closing, assign and transfer to Buyer, and Buyer shall be entitled to receive from the Sellers, all insurance proceeds collected by reason of such loss, damage or destruction which have not been expended on such repair or replacement, together with any rights to receive any uncollected insurance proceeds relating to such loss, damage or destruction which is payable to the Sellers. This Section shall not limit Buyer’s other rights hereunder.

1.6           Purchase Price; Tax Allocation. The purchase price for the Purchased Assets shall be an aggregate amount of Thirty Three Million Dollars ($33,000,000) (the “Purchase Price”). The Purchase Price shall be subject to adjustment in accordance with Section 1.10. The Purchase Price shall be allocated for tax purposes in accordance with Schedule 1.6 attached hereto. Each of Buyer and Sellers shall file its respective federal income tax returns consistent with such allocation for the tax year in which this Agreement is executed, and each of Sellers and Buyer shall report all tax consequences of the transactions contemplated by this Agreement, in a manner consistent with such allocation, and not take any position inconsistent therewith upon examination of any tax return, in any refund claim, in any litigation or investigation or otherwise.

1.7           Closing. The closing of the purchase of the Purchased Assets under this Agreement shall take place at the offices of Buyer located at 521 East Morehead Street, Suite 250, Charlotte, North Carolina 28202 at 9:00 a.m. local time, on the closing date (the “Closing” or the “Closing Date”), which shall be on the first day of the month which is at least ten (10) days after the fulfillment or waiver of each of the conditions set forth in Article V hereof or at such other place, or on such earlier or later date and time as may be mutually agreed in writing by Buyer and Sellers, with the parties executing documents and exchanging signed documents. All proceedings to be taken and all documents to be executed and delivered by all parties at the

Closing shall be deemed to have been taken and executed simultaneously, and no proceedings shall be deemed to have been taken nor any documents executed or delivered until all have been taken, executed and delivered. At Closing, (i) the Sellers shall deliver to Buyer all executed documents contemplated hereby including, without limitation, bills of sale and quitclaim deeds with covenant, necessary to transfer all of Sellers’ right, title and interest in and to the Purchased Assets, subject only to Permitted Liens, to Buyer as provided herein, (ii) the Buyer shall deliver to the Sellers all executed documents contemplated hereby, including without limitation instruments of assumption with respect to the Assumed Liabilities, and (iii) Buyer shall hand deliver or wire transfer the Purchase Price to or at the written direction of the Sellers on the terms set forth herein.

1.8           Further Assurances. Each of the Sellers shall from time to time after the Closing, at the reasonable request of the Buyer and without further consideration, execute and deliver further documents, instruments of transfer, conveyance, endorsement, direction, authorization or assignment and take such other action as the Buyer may reasonably require to more effectively transfer and assign to, and vest in, the Buyer the Purchased Assets and all of Sellers’ rights thereto (as provided herein), and to fully implement the provisions of this Agreement.

1.9           Transfer Taxes(a) . All sales, income, recording, stamp, conveyance, value added, use, or similar asset transfer taxes, fees and duties or charges under applicable law incurred in connection with the sale and transfer of the Purchased Assets under this Agreement will be borne and paid by the Sellers.

1.10         Purchase Price Adjustment.

(a)           As used herein, for the purposes of this Section, (i) “Net Working Capital” shall mean Current Assets minus Current Liabilities; (ii) “Current Assets” shall mean the following current assets of the Sellers, combined, calculated in accordance with generally accepted accounting principles consistently applied (“GAAP”) to the extent included as Purchased Assets: (A) cash, cash equivalents of CassTel and CassTel LD; and (B) accounts receivable (net of reserves for doubtful accounts and excluding intercompany accounts receivable and pre-Closing accounts receivable from T-Mobile) as represented on Schedule 1.10; and (iii) “Current Liabilities” shall mean the following current liabilities of Sellers, combined, calculated in accordance with GAAP; (A) accounts payable and accrued expenses related to the Purchased Assets but excluding any intercompany payables; (B) taxes, to the extent payable by the Buyer; (C) customer deposits; (D) accrued compensation; and (E) any other Assumed Liability that would be classified as a current liability in accordance with GAAP.

(b)           The “Purchase Price Adjustment” is an adjustment to the Purchase Price representing the obligation of the Sellers to have not less than zero dollars in Net Working Capital at the close of business on the day before the Closing Date. If, as of the close of business as of the day before the Closing Date, Net Working Capital (as estimated in good faith by the Sellers in consultation with and as agreed to by the Buyer) exceeds $0, then the Purchase Price Adjustment shall credit Sellers (and increase the Purchase Price at Closing) for the amount by which Net Working Capital exceeds $0. If as of the close of business as of the day before the Closing Date, Net Working Capital (as estimated in good faith by the Sellers in consultation with the Buyer) is less than $0, then at Closing, the Purchase Price Adjustment shall credit the Buyer

(and decrease the Purchase Price at Closing) for the amount by which Net Working Capital is less than $0. For illustration purposes only, the Purchase Price Adjustment shall be determined as represented on Schedule 1.10 annexed hereto.

(c)           The Sellers shall prepare and submit to the Buyer for Buyer’s approval and consent, not later than five (5) business days prior to the expected or agreed upon Closing Date, a written good faith estimate of the amount of the Net Working Capital as of the close of business as of the day before the Closing Date (the “Purchase Price Adjustment Estimate”), which amount shall be used to adjust the Purchase Price at Closing.

(d)           Within thirty (30) days following the Closing Date, the Sellers will prepare and submit to the Buyer financial statements (balance sheets, income and cash flow statements) for the period from the execution of this Agreement through the Closing Date (the “Closing Financials”). Within thirty (30) days after receiving the Closing Financials, Buyer shall prepare and deliver to Sellers for review and comment a closing statement (the “Closing Statement”) reasonably detailing as of the close of the business day prior to the Closing the Buyer’s determination of the amount of the final Net Working Capital of Sellers as of the business day prior to the Closing Date. If Sellers object to any amounts reflected on the Closing Statement, then Sellers must, within ten (10) days after their receipt of the Closing Statement, give written notice (the “Notice”) to Buyer specifying in reasonable detail any objections, or Buyer’s determination of the final Net Working Capital and the final Purchase Price Adjustment shall be final, binding and conclusive on the parties on such tenth (10th) day. With respect to any disputed amounts, the parties shall meet in person and negotiate in good faith during the ten (10) day business day period (the “Resolution Period”) after the date of Buyer’s receipt of the Notice to resolve any such disputes. If the parties are unable to resolve all such disputes within the Resolution Period, then within five (5) business days after the expiration of the Resolution Period, all disputes shall be submitted to arbitration. The determination of the final Purchase Price Adjustment by arbitration shall be final, binding and conclusive on the parties hereto. From and after the Closing Date, each of the parties shall provide the other access to their books, records and personnel as such requesting party reasonably determines is necessary to prepare, review or dispute the Closing Statement.

(e)           If the final Purchase Price Adjustment (as finally determined in accordance with the provisions set forth above) differs from the Purchase Price Adjustment Estimate, then within five (5) business days after such final determination, Buyer will pay the Sellers, or the Buyers will be entitled to recover from the Escrow Account, the difference in immediately available funds, in accordance with the provisions above, or as otherwise directed by such arbitration decision.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers hereby represent and warrant, jointly and severally, to the Buyer that:

2.1           Organization and Existence. LEC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Maryland and is qualified to do business as a foreign limited liability company and is in good standing in each jurisdiction in which such qualification is required, including but not limited to, Missouri and Kansas. CassTel is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Maryland and is qualified to do business as a foreign limited partnership and is in good standing in each jurisdiction in which such qualification is required, including but not limited to Missouri and Kansas. CassTel LD is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri and is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required including but not limited to Kansas. Each of LEC, CassTel and CassTel LD has all requisite power and authority to own its properties and to carry on its business as it is now being conducted or contemplated. The Sellers have heretofore made available to Buyer complete and correct copies of the Partnership Agreement of CassTel, the Articles of Organization and Operating Agreement of LEC and the Articles of Incorporation and By-Laws of CassTel LD. None of the Sellers is in violation of any term of its respective organizational, operating or governing documents or any judgment, decree, order, law, statute, ordinance, rule or government regulation applicable to it.

2.2           Authority Relative to this Agreement. Each of the Sellers has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation by each of the Sellers of the transactions contemplated hereby have been duly and validly authorized by each of the Sellers and no other authorizations or proceedings on the part of any of the Sellers is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. The Sellers have each provided evidence of its authority to enter into the Agreement and consummate the transactions contemplated hereby to the Buyer. This Agreement has been duly and validly executed and delivered by each Seller and this Agreement constitutes the valid and binding agreement of each, enforceable against each Seller in accordance with its terms, except that such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

2.3           Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement nor the consummation by any of the Sellers of the transactions contemplated hereby will:

(a)           conflict with or result in any breach of any provision of the respective operating or governing documents of or laws applicable to any of the Sellers;

(b)           except as set forth on Schedule 2.3(b), require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other third party;

(c)           except as set forth in Schedule 2.3(c), violate or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or lien or other charge or encumbrance) under any of the terms, conditions or provisions of any contract, indenture, obligation, commitment, note, license, agreement or other instrument or obligation to which the Sellers are parties, or by which any of their respective assets may be bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or lien or other charge or encumbrance) as to which requisite waivers or consents have been obtained;

(d)           assuming the consents, approvals, authorizations or permits and filings or notifications referred to in this Section 2.3 (including Schedule 2.3(b) and Schedule 2.3(c)) are duly and timely obtained or made, violate or constitute a default under any judgment, order, restriction, writ, injunction, decree, law, statute, ordinance, rule or regulation applicable to any of the Sellers or to any of their respective assets; or

(e)           create (directly or indirectly with or without notice of or lapse of time or both) any Lien on any of the Purchased Assets except pursuant to this Agreement and the agreements contemplated hereby.

2.4           Financial Statements.   The Sellers have delivered to the Buyer the consolidated balance sheets and the related consolidated statements of income and cash flows (including the related notes thereto, if any) of each of the Sellers as of and for the years ended December 31, 2004 (audited and regulatory versions), December 31, 2003 (audited and regulatory versions) and December 31, 2002 (audited and regulatory versions) and the monthly unaudited balance sheets and related statements of income and cash flows to date of each of the Sellers for the year 2005 (the “Financial Statements”). Except as set forth on Schedule 2.4, all of the Financial Statements, as of their respective dates, were prepared in accordance with (i) to the extent required, with respect to the regulatory versions of the Financial Statements the rules and regulations of the MPSC, KCC and FCC, and (ii) with respect to all other Financial Statements, GAAP applied on a basis consistent with prior periods (except as otherwise noted therein). Except as set forth on Schedule 2.4, all of the Financial Statements, were true and correct on their respective dates, and presented fairly on their respective dates, in all material respects, the consolidated financial position and results of operation and cash flows of each of the Sellers on a consolidated and consolidating basis as of and for the years ended December 31, 2004 (the “Balance Sheet Date”), December 31, 2003 and December 31, 2002 and monthly to date for 2005 subject, in the case of the unaudited financial statements, to normal year-end audit adjustments and the absence of footnote disclosures. Except as set forth in the December 31, 2004 balance sheets that are part of the Financial Statements (the “Latest Balance Sheet”) or in Schedule 2.4, and except for Excluded Liabilities, none of the Sellers has any material obligations, liabilities or material forward or long term commitments (including contingent liabilities). Except as provided on Schedule 2.4 with respect to the Purchased Assets, nothing has come to Sellers’ attention that would indicate that the Financial Statements were not true and correct in all material respects as of their respective dates or for the periods covered thereby.

2.5           Contracts. Sellers have delivered to Buyer complete and accurate copies of each of the Assumed Contracts as in effect as set forth on Schedule 1.1(e). Each Assumed Contract is in full force and effect and is valid and enforceable against the applicable Seller in accordance with its terms. Neither the applicable Seller, nor any other party thereto, to such Sellers’ knowledge, is in breach or default of any material terms or conditions thereunder. Between the date hereof and the Closing, no Seller shall agree to any termination or modification of any of the Assumed Contracts without the prior written consent of Buyer.

2.6           Operations Since Balance Sheet Date.

(a)           Since the Balance Sheet Date, except as set forth in Schedule 2.6, there has been no damage, destruction or loss, whether or not covered by insurance, or condemnation or other taking adversely affecting in any material respect any of the Purchased Assets or the Business.

(b)           Except as set forth in Schedule 2.6 and except with respect to the actions of the Sellers resulting in this Agreement, since the Balance Sheet Date, each Seller has conducted the Business only in conformity with all rules and regulations of any Governmental Entity. Without limiting the generality of the foregoing, since the Balance Sheet Date, except as set forth in such Schedule, none of the Sellers has:

(i)            made or permitted any amendment, cancellation or termination of any of the Assumed Contracts;

(ii)           with respect to the Purchased Assets, cancelled or waived any debts owed to or claims held by any of Sellers (including the settlement of any claims or litigation) other than debts owed among the Sellers to each other or a Seller Affiliate;

(iii)          created, incurred or assumed, guaranteed or agreed to create, incur, assume or guarantee, any indebtedness for borrowed money resulting in the imposition of a Lien on any of the Purchased Assets (other than a Permitted Lien or a Lien which Sellers are obligated to discharge at or prior to the Closing) or entered into, as lessee, any capitalized lease obligations (as defined in Statement of Financial Accounting Standards No. 13);

(iv)          revalued any assets or properties, or accelerated or delayed collection of or (except as contemplated by subparagraph (ii) above) written off notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of its business consistent with past practice, or increased or changed any assumptions underlying bad debt calculations or contingency or other reserves;

(v)           suffered, made (or committed to make) any sale, transfer, lease, license, encumbrance, loss, disposition, destruction or damage of any asset or property that, if it were held by a Seller on the Closing Date, would be part of the Purchased Assets (except as permitted under Section 4.2 hereof);

(vi)          acquired or disposed of assets (or entered into any agreement to do so) or entered into or become committed to enter into any other material transaction (except as permitted under Section 4.2 hereof);

(vii)         instituted any increase or decrease in any compensation payable to any employee of Sellers or adopted or made any change or amendment in any profit-sharing, bonus, incentive, deferred compensation, retention, severance, golden parachute, insurance, pension, retirement, medical, hospital, disability, welfare or other benefits made available to employees of Sellers, except in each case as required by any Company Plan (as herein defined), written employment agreement, collective bargaining agreement or multi-employer health and welfare or pension plan and except as permitted under Section 4.2 hereof;

(viii)        made any change in the accounting methods, principles and practices used by Sellers from those applied in the preparation of the Latest Balance Sheet and the related statements of income, stockholders’, partners’ or members’ equity and cash flow as of and for the twelve months ended December 31, 2004; or

(ix)           experienced any strike, work stoppage, slow down, union organizing or recognition efforts, claims of unfair labor practices, grievances, labor arbitrations, or any similar significant labor difficulty of any kind, character or nature or any hiring or termination of employees or independent contractors of the Business, or any change in any employment or consulting agreements.

2.7           Absence of Certain Changes or Events. Except as set forth in the schedules to this Agreement, since the Balance Sheet Date, none of the Sellers has suffered any material adverse change in the properties, financial statements, business prospects, condition (financial or otherwise) or results of operation of the Business.

2.8           Absence of Undisclosed Liabilities. Except as set forth on Schedule 2.8 or on the Latest Balance Sheet, none of the Sellers has any absolute, accrued or contingent indebtedness, liability or liabilities arising out of any transaction or state of facts, whether accrued, to become due, contingent, or otherwise.

2.9           Litigation. Except as disclosed on Schedule 2.9, there are no investigations, complaints, charges, grievances, actions, claims, suits, proceedings at law or in equity or by any governmental or administrative instrumentality or agency (including without limitation, the MPSC, KCC, FCC, NECA and USAC) (“Proceedings”) pending or, to the knowledge of Sellers, threatened against any Seller (or any of their respective managers, members, partners, directors, officers or employees) which relate to the Business or the Purchased Assets. No investigation, complaint, action, suit or proceeding is pending at law or in equity or by or before any governmental instrumentality or other agency against any Seller, or any partner, director, officer or key employee of any Seller that has a reasonable possibility of calling into question the validity, or hindering the enforceability or performance, of this Agreement or any action taken or to be taken pursuant hereto or any of the other agreements and transactions contemplated hereby, nor, to the Sellers’ knowledge, has there occurred any event or does there exist any condition on the basis of which any such litigation, proceeding or investigation might properly be instituted. Except as disclosed on Schedule 2.9, there is no outstanding judgment, injunction, decree or order issued by any governmental instrumentality or other agency (including, without limitation, the MPSC, the KCC, FCC, NECA and USAC) against any Seller.

2.10         Taxes.

(a)           Tax Returns. Each Seller has timely and properly filed all federal, state, local and foreign tax returns (including but not limited to income, franchise, sales, payroll, employee withholding and social security and unemployment) (“Tax Returns”) that it was required to file since January 1, 1998. All such Tax Returns are correct and true in all material respects. Except as disclosed on Schedule 2.10, all taxes (including interest and penalties) due and owing by Seller, or to which any of them may be liable under Treasury Regulations §1.1502-6 (or analogous state or foreign provisions) by virtue of having been a member of any affiliated group (as defined in Section 1504(a) of the Internal Revenue Code, as amended to date (the “Code”)) (or other group filing on a combined or unitary basis), have been paid. Seller was not (at any time after January 1, 1998) and is not now a party to any tax sharing agreement, nor currently is the beneficiary of any extension of time within which to file any report or return. No claim has been made since January 1, 1998 by a taxing authority in a jurisdiction where Seller does not file reports and returns that it is or may be subject to taxation by that jurisdiction. Any liability of the Sellers for taxes not yet due and payable, or which are being contested in good faith, has been provided for on the Financial Statements in accordance with GAAP or are described on Schedule 2.10.

(b)           Each Seller (or any officer or employee responsible for tax matters) has no actual knowledge or reason to believe that any taxing authority will assess any additional taxes against it for any period for which returns have been filed. Except as disclosed in Schedule 2.10, there is no dispute or claim concerning any tax liability of any Seller either (i) claimed or raised by any Governmental Entity or taxing authority in writing, or (ii) as to which such Seller has knowledge. Schedule 2.10 lists all tax returns filed with respect to Sellers for taxable periods beginning January 1, 1998 to and including the date of this Agreement, and indicates those returns that have been audited or currently are the subject of an audit. Sellers have made available to Buyer true, correct and complete copies of all federal, state and local income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by CassTel or CassTel LD for the period beginning January 1, 1998 to present.

(c)           None of the Sellers is a “foreign person” within the meaning of Section 1445 of the Code. None of the Sellers is a party to any agreement, whether written or unwritten, providing for the payment of taxes, payment for tax losses, entitlements to refunds or similar tax matters. None of the Sellers has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(d)           No property of Sellers is “tax-exempt use property” within the meaning of Section 168(h) of the Code or property that the Sellers will be required to treat as being owned by another person pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, in effect immediately before the enactment of the Tax Reform Act of 1986.

(e)           None of the Sellers has consented to any extension of the statute of limitations with respect to any open federal, state or local tax returns. None of the Sellers has, since January 1, 1998, entered into a closing agreement pursuant to Section 7121 of the Code.

(f)            There are no tax liens upon any property or assets of Sellers, including but not limited to the Purchased Assets, except for liens for current taxes not yet due and payable.

(g)           Each Seller and each payor of benefit payments under any Company Plan, has withheld and timely paid all taxes (including, without limitation, federal, state, local, or foreign income, franchise, payroll, employee withholding and social security and unemployment taxes) required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, stockholder or other third party since January 1, 1998. All Forms W-2 and 1099-series forms required to be filed with respect thereto have been timely and properly filed.

2.11         Employee Benefit Plans; Labor and Employment Matters.

(a)           Set forth in Schedule 2.11 is a true, correct and complete list of each of the following employee benefit plans, labor and employee matters maintained, sponsored or contributed to by the Sellers or any ERISA Affiliate at any time since January 1, 2000, or with respect to which the Sellers or any ERISA Affiliate could reasonably have any liabilities, or which provides or will provide benefits to present or former members, managers, partners, employees, officers or directors of the Sellers or any ERISA Affiliate, or their dependents, survivors or beneficiaries (the “Company Plans”):  (i) each “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) (“Pension Plan”), (ii) each “employee welfare benefit plan” (as such term is defined in Section 3(1) of ERISA), and (iii) each employee benefit plan, program or arrangement that is not subject to ERISA, including without limitation any retirement, pension, savings, profit sharing, money purchase pension, defined benefit, deferred compensation, severance, retention, golden parachute, stock ownership, stock purchase, stock option, phantom stock, equity, performance, bonus, incentive, vacation or holiday pay, educational assistance or tuition remission or reimbursement, cafeteria, dependent care, transportation, hospitalization or other medical, disability, death benefit plan (whether provided through insurance, on a funded or unfunded basis, or otherwise), or other welfare, benefit or fringe benefit plan, policy, trust, understanding or arrangement of any kind, whether written or oral. None of the Sellers nor any ERISA Affiliate currently sponsors, maintains or is required to contribute to or make any payments in respect of, or has at any time sponsored, maintained or been required to contribute to or make any payments in respect of, (i) any Pension Plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code or (ii) any “multiemployer plan” (as such term is defined in Section 3(37) of ERISA) (“Multiemployer Plan”).

With respect to each Company Plan, Sellers have provided to Buyer a true, correct and complete copy of each of the following that is applicable to such Company Plan:  the current plan document with all amendments thereto; any related trust or custodial agreements, insurance or annuity contracts currently in effect; the current summary plan description and any subsequent summary of material modifications; the Sellers’ current employee handbooks, personnel policies and procedures, individual employment contracts, independent contractor agreements and collective bargaining agreements, the most recent favorable IRS determination or opinion letter received; Form 5500s for the plan year ended December 31, 2004 and any Form 5330s filed with the Internal Revenue Service.

(b)           With respect to the Company Plans, except as set forth in Schedule 2.11: (i) each Company Plan intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”) has received a favorable determination letter or prototype approval letter from the Internal Revenue Service (the “IRS”) that it is so qualified and since the date of such letter there are no circumstances that are reasonably likely to affect the qualified status of such Company Plan, (ii) each Company Plan has been operated in accordance with its terms and the requirements of any applicable laws, regulations or administrative rulings, (iii) none of the Sellers nor any ERISA Affiliate has incurred or has any reason to believe that it will incur any direct or indirect liability under, arising out of or by operation of Title IV of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and no fact or event exists that is reasonably likely to give rise to any such liability, (iv) there is no pending or, to the knowledge of the Sellers, threatened claim, suit or grievance in respect of any of the Company Plans or, to the knowledge of Sellers, any basis for any such claim, suit or grievance, other than claims for benefits in the ordinary course of business, and (v) all required contributions, reserves or premium payments for the Company Plans have been made.

(c)           None of the Sellers, to the knowledge of the Sellers, any other “disqualified person” (within the meaning of Section 4975 of the Code) or “party in interest” (within the meaning of Section 3(14) of ERISA) has taken any action with respect to any Company Plan that could subject any such plan (or its related trust), the Sellers or any member, manager, partner, officer, director or employee of any of the foregoing to a material penalty or tax under Section 502(i) or Section 502(l) of ERISA or Section 4975 of the Code.

(d)           Except as set forth in Schedule 2.11, none of the Sellers maintains or contributes to any employee welfare benefit plan which provides benefits to employees after termination of employment other than as required by Part 6 of Title I of ERISA. Any employee welfare benefit plan set forth in Schedule 2.11 as described in the previous sentence can be amended or terminated at any time in the future.

(e)           Except as set forth in Schedule 2.11, (i) Sellers have complied with all applicable laws, rules and regulations which relate to wages, hours, discrimination in employment and collective bargaining and are not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing and (ii) there is no pending or, to the knowledge of the Sellers, threatened claim, suit, arbitration, grievance or investigation regarding employment matters against the Sellers. Except as set forth in Schedule 2.11, (x) there is no unsatisfied award, judgment or other final resolution of a dispute regarding employment matters against the Sellers that requires continuing compliance therewith or that individually or in the aggregate constitutes a material liability and (y) none of the Sellers is a party to any collective bargaining or other labor union contracts. There is no pending or, to the knowledge of the Sellers, threatened labor dispute, strike or work stoppage against the Sellers which would interfere with the respective business activities of the Sellers and, to the knowledge of the Sellers, there are no pending or threatened union organizing or election activities involving any non-union employees of the Sellers.

(f)            As used herein, “ERISA Affiliate” shall mean (i) any corporation which at any time on or before the Closing Date is or was a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) with Sellers, (ii) any partnership, trade or business (whether or not incorporated) which at any time on or before the Closing Date is or was under common control (within the meaning of Section 414(c) of the Code) with Sellers, (iii) any entity which at any time on or before the Closing Date is or was a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) with Sellers or any corporation described in clause (i) of this paragraph or any partnership, trade or business described in clause (ii) of this paragraph, and (iv) any entity which at any time on or before the Closing Date was required to be aggregated with Sellers under Code Section 414(o).

(g)           Schedule 2.11 contains a true and complete list of names and current hourly wage, monthly salary or other compensation of all directors, officers, managers, employees, consultants, independent contractors or managers of the Business, with a summary of existing bonuses, additional compensation and other benefits (whether current or deferred), if any, paid or payable to each such person for services rendered in the fiscal year ended December 31, 2004. Schedule 2.11 contains a true and complete listing and summary description of all employment, compensation, non competition, confidentiality, consulting and independent contractor agreements and any other similar agreements between either Seller and their respective members, managers, partners, directors, officers, employees, independent contractors and consultants.

(h)           Except as listed on Schedule 2.11, none of the Sellers is a party to any contract with any labor organization, nor have they agreed to, been required to or been asked to recognize or negotiate any union or other collective bargaining unit, nor has any union or other collective bargaining unit been certified as representing any of their respective employees. None of the Sellers has knowledge of any organization currently being made, pursued or threatened by or on behalf of any labor union with respect to their respective employees. Except as listed on Schedule 2.11, the Business has not, within the last three years, experienced any strike, work stoppage, slow down, lockout, grievance proceeding, claim of unfair labor practices or other significant labor difficulty of any nature, nor are any claims pending or, to the best knowledge of Sellers, threatened between any of the Sellers and their respective employees.

(i)            None of the Sellers has received notification as of the date of this Agreement that any of its current significant employees (or one or more employees who, when taken together, would be significant to the Sellers) presently plan to terminate or otherwise resign from employment, whether by reason of the transactions contemplated hereby or otherwise. Except as listed on Schedule 2.11, the employment of all nonunion employees presently employed or retained in the Business is terminable at will, and the Buyer will not be, pursuant to any current contract, arrangement or understanding (including collective bargaining agreements), applicable law, or otherwise, obligated to pay any severance pay or other benefit by reason of the voluntary or involuntary termination of employment of any present or former employee (including managers), consultant, independent contractor or agent of any of the Sellers prior to, on or after the Closing.

2.12         Environmental Laws and Regulations. When used in this Section 2.12:

(a)           “Environmental Laws” shall mean any and all federal, state or local laws, rules, orders, regulations, statutes, common law, ordinances, codes, decrees or requirements of any Environmental Authority or any other Governmental Entity regulating, relating to or imposing liability or standards of conduct concerning any Regulated Materials, environmental protection, or human health protection involving Regulated Materials or worker health and safety as currently in effect or as in effect at any time in the past;

(b)           “Environmental Authority” shall mean any Governmental Entity (as such term is defined in Section 8.9(c) below) responsible for the due administration and/or enforcement of any Environmental Law.

(c)           “Environmental Permits” shall mean all governmental approvals, authorizations, registrations, permits and licenses, including those related to environmental quality and the emission, discharge, storage, handling, treatment, use, generation or transportation of Regulated Materials required by Environmental Laws or otherwise required for the Sellers to conduct the Business.

(d)           “Regulated Materials” shall mean any pollutant, contaminant, hazardous material, hazardous waste, infectious medical waste, hazardous or toxic substance (and all constituents and degradation products thereof) defined or regulated as such in or under any Environmental Law, including, without limitation, petroleum, crude oil or fractions thereof, petroleum products, waste or used oil, natural or synthetic gas, asbestos or asbestos-containing materials and polychlorinated biphenyls, materials exhibiting the characteristics of ignitability, corrosivity, reactivity or extraction procedure toxicity, as such terms are defined in connection with hazardous materials or hazardous wastes or hazardous or toxic substances in any Environmental Law; and

(e)           “Release” shall have the same meaning as provided in the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, Section 101(22), 42 U.S.C. Section 9601(22).

(i)            Except as set forth in Schedule 2.12, the Sellers are in compliance in all material respects with all Environmental Laws and the conduct of the Business by the Sellers does not violate or conflict with and has not in the past violated or conflicted with any Environmental Laws in any material respect. None of the Sellers has handled any Regulated Materials on any real property used in connection with the Business that is now or previously owned or leased by any of the Sellers. To the Sellers’ knowledge, there is no asbestos located in or on any of the real property used in connection with the Business that is now owned or leased by any of the Sellers. To the Sellers’ knowledge, none of the real property used in connection with the Business that is now or previously owned or leased by any of the Sellers has been contaminated with creosote nor, to the Sellers’ knowledge, has any creosote been allowed to accumulate in the soil or ground water of any real property used in connection with the Business that is now or previously owned or leased by the Sellers.

(ii)           Except as set forth in Schedule 2.12, the Sellers have obtained all necessary Environmental Permits. The Sellers’ Environmental Permits are in full force and effect, and the Sellers are in compliance therewith in all material respects.

(iii)          Except as set forth in Schedule 2.12, (A) None of the Sellers have received any complaint or notice from any Environmental Authority or any other person alleging any past or present violation of any Environmental Law in connection with the operation of the Business, (B) to the Sellers’ knowledge, there is no investigative proceeding against the Sellers by any Environmental Authority in connection with the past or present operation of the Business or ownership or operation of any of the real properties identified on Schedule 2.13, or any other real property used in connection with the Business that is leased or licensed by any of the Sellers, and (C) there are no pending claims under any Environmental Law against any of the Sellers.

(iv)          Except as set forth in Schedule 2.12, none of the Sellers have been subject to any administrative or judicial enforcement action or proceeding of any kind pursuant to any Environmental Law in connection with the Business.

(v)           Except as set forth in Schedule 2.12, none of the Sellers are subject to any remedial obligation or other response action (including without limitation, any assessment, containment or removal action) under any administrative order, decree, or agreement pursuant to any Environmental Law.

(vi)          Except as set forth in Schedule 2.12, (A) no real property currently or formerly owned, leased, operated or used by any of the Sellers in connection with the Business (including any real property used for off-site disposal, deposit or storage of any Regulated Material) is listed or, to the knowledge of Sellers, has been proposed for listing on any federal list of Superfund or National Priorities List, including any analogous state lists, sites or similar governmental lists, (B) to the Sellers’ knowledge, there exist no circumstances that could result in any such property being listed on any federal list of Superfund or National Priorities List sites or similar governmental lists, including any analogous state lists, regarding waste sites at which there has been a Release or threatened Release of Regulated Materials, and (C) to the Sellers’ knowledge, none of the Sellers’ real property has been used at any time by any person as a hazardous waste treatment, hazardous storage or hazardous disposal site.

(vii)         Except as set forth in Schedule 2.12, there are no (A) underground storage tanks (as defined under the Resource Conservation and Recovery Act or any other applicable Environmental Law), or (B) capacitors, transformers or other equipment or fixtures containing polychlorinated biphenyls (“PCBs”) (other than light fixtures which contain PCBs) located in, at, under or on the real property owned or leased by any of the Sellers.

(viii)        Except as set forth in Schedule 2.12, to the Sellers’ knowledge, there are no facts, actions, activities, circumstances, conditions, occurrences, events, liabilities, or incidents, including any Release, threatened Release, generation, use, treatment, storage, disposal, arranging for disposal, transportation, or the presence of Regulated Materials, that are likely to (A) result in any environmental liability of Sellers, (B) prevent or interfere with the operation of the Sellers’ Business as it is currently being conducted, in compliance with all applicable Environmental Laws, (C) adversely affect the assets, Business or financial condition of the Sellers, or (D) adversely impact or affect the use of any real property owned, operated, or leased by the Sellers in connection with the Business.

(ix)           The Sellers have provided to Buyer all environmental reports, documents and other written materials relating to environmental conditions and compliance with Environmental Laws which are within Sellers’ custody, possession and control.

(x)            Neither this transaction or any element of this transaction requires any disclosures or notifications to any Environmental Authority or other Government Entity pursuant to any transaction-triggered Environmental Law.

2.13         Real Property.

(a)           All owned or leased real property of the Business (the “Properties”) is described on Schedule 2.13. Except for (i) Permitted Liens and (ii) Liens as set forth on Schedule 2.13 which are to be discharged at or prior to Closing, Sellers have good, valid and marketable title to all of their real property (other than properties which are leased), free and clear of all Liens, mortgages, restrictions and other encumbrances and defects of title of any nature whatsoever. A true copy of each lease has been delivered by Sellers to Buyer, and each such lease is listed on Schedule 2.13, is in full force and effect and affords such company peaceful and undisturbed possession of the subject matter of such lease subject to the terms and conditions of the Permitted Liens, and subject to applicable law. Each of the Sellers has performed all obligations required to be performed by it under each of the leases to which it is a party, no amount due under any such leases remains unpaid, and to the Sellers’ knowledge, no contingency, claim, dispute or other disagreement exists between the parties to any such lease. No default or event of default on the part of any of the Sellers or, to the knowledge of Sellers, on the part of the lessor, exists under any such lease, and none of the Sellers has received any notice of default under any such lease or any indication that the owner of the leased property intends to terminate such lease, and to the Sellers’ knowledge, no event has occurred which with notice or the lapse of time, or both, would constitute a default under any such lease. Except as specifically disclosed on Schedule 2.13, the Sellers hold all easements, rights-of-way and other rights necessary to own, operate and maintain the physical plant of the Sellers (including all telephone and cable lines) to operate the business and to provide services to existing customers and none of the Sellers is in breach of, or default under, any such easement, right-of-way or other right and there are not any burdensome limitations or obligations under any such easement, right-of-way or other right. All easements and rights of way have been properly recorded or registered, if needed, and are valid and enforceable. A true copy of all easements, rights of way and all other rights necessary to own, operate and maintain the physical plant of the Sellers (including all telephone lines and cable lines) (collectively the “Easements”) and all deeds for real property owned have been delivered by Sellers to Buyer, and each such deed and Easement is listed on Schedule 2.13.

(b)           Except as set forth on Schedule 2.13, none of the Sellers is in violation of any zoning, land use, building or safety law, ordinance, regulation or requirement or other law or regulation applicable to the operation of its owned or leased properties (“Zoning Requirements”), nor has it received any notice of violation with which it has not complied, in any case in which the consequences of such violation if asserted by the applicable Governmental Entity would be adverse with respect to such company or would materially impair the ability of such company to use the affected parcel of owned or leased property in the manner and scope in which it is now being used and/or necessary for the operation of the Business. Except as set forth on Schedule 2.13, (i) there are no operations on the Properties which constitute nonconforming uses under any Zoning Requirement, and (ii) none of the Sellers has any knowledge of, nor received any notice (other than published notice not actually received) of, any pending or contemplated rezoning proceeding affecting the Properties.

(c)           Except as set forth on Schedule 2.13, (i) to the Sellers’ knowledge, no person or entity has any right or option to purchase, lease, sublease or license the real property used in the Business or any portion thereof, and (ii) the use of the real property of the Business is permitted under applicable laws, ordinances, rules, or regulations and is in conformity with the same.

2.14         Tangible Personal Property; Intangible Property.

(a)           The Purchased Assets include any and all personal property used in and/or necessary for the operation of the Business. Except for (i) Permitted Liens and (ii) Liens to be discharged at the Closing that are set forth in Schedule 2.14, none of the Purchased Assets is subject to any Lien and each Seller has good, valid, and marketable title, free and clear of all title defects, objections and Liens, to the tangible and intangible personal property included in the Purchased Assets. Except as set forth in Schedule 2.14, each Seller holds good and transferable leaseholds in all of the personal property leased by it, in each case under valid and enforceable leases. None of the Sellers is in default with respect to any item of personal property purported to be leased by it, and no event has occurred that constitutes or with due notice or lapse of time or both would constitute a default under any lease thereof.

(b)           The Purchased Assets include all items of intangible property which are material to the Business as currently conducted, including, without limitation, trade names, trademarks and service marks, brand names, patents and copyrights.

2.15         Insurance. Schedule 2.15 sets forth a list of all insurance policies and all material fidelity bonds or other insurance service contracts (the “Insurance Policies”) providing coverage for the properties or operations of the Business, the type and amount of coverage, and the expiration dates of the Insurance Policies. There is no claim pending under any of the Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. All premiums payable under all Insurance Policies have been paid, and Sellers have otherwise complied in all material respects with the terms and conditions of all of the Insurance Policies. To Sellers’ knowledge, the Insurance Policies are valid and enforceable in accordance with their terms, are issued by insurers that are financially sound and reputable, are in full force and effect and insure against risk and liabilities customary in the industry and as required by law or any material contract to which either Seller is a party. Since January 1, 2002, except as set forth on Schedule 2.15, Sellers have not received notice from any of their current insurance carriers:  (i) threatening a suspension, revocation, modification or cancellation of any Insurance Policy or a material increase in any premium in connection therewith, or (ii) informing such company that any coverage listed on Schedule 2.15 will or may not be available in the future on substantially the same terms as now in effect.

2.16         Compliance with Laws and Orders. Except as set forth in Schedule 2.16, each Seller has been and is in compliance with all applicable statutes, laws, ordinances, regulations, franchises, licenses, permits, administrative permissions or approvals, rules, governmental policies or orders of any Governmental Entity (including, without limitation, the MPSC, KCC and FCC), and any judgment, ruling, decree or order of any court, administrative agency or tribunal or any arbitrator or arbitral panel or tribunal applicable to its business or operations; and the conduct of the Business has been and is in compliance with all federal, state and local energy, public utility, health, wage and hour (including but not limited to the Fair Labor Standards Act), employment, workplace or worker safety and health, including but not limited to OSHA, and all other requirements of any Governmental Entity (including, without limitation, requirements of the MPSC, KCC and FCC). Each Seller has all permits, licenses, registrations, franchises and other authorizations from, and has made all necessary filings with, all Governmental Entities, including the MPSC, KCC and FCC, required to conduct the Business as now being conducted. No investigation or review by any Governmental Entity with respect to the Business is pending or, to the knowledge of Sellers, has been threatened. Since the Balance Sheet Date, except as set forth on Schedule 2.16, none of the Sellers has received any notice or other communication (whether oral or written) from any Governmental Entity or any other person regarding (i) any actual, alleged, possible, or potential violation of or failure to comply with, any applicable law, or (ii) any actual, alleged, possible, or potential obligation on the part of either Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

2.17         Permits.

(a)           Each Seller owns, holds or possesses all licenses, franchises, permits, privileges, immunities, approvals and other authorizations from Governmental Entities which are necessary to entitle it to own or lease, operate and use its assets and to carry on and conduct the Business substantially as currently conducted (herein collectively called “Governmental Permits”). Complete and correct copies of all of the Governmental Permits have heretofore been delivered or made available to Buyer and are listed on Schedule 2.17.

(b)           Except as set forth in Schedule 2.17, each of such Governmental Permits is in full force and effect, and each Seller has fulfilled and performed its obligations under each of the Governmental Permits. No proceedings to revoke, refuse, renew, modify or restrict the Governmental Permits are pending or, to Sellers’ knowledge, threatened, and no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default under any such Governmental Permit or which permits or, after notice or lapse of time or both, would permit restriction, modification, revocation or termination of any such Governmental Permit, or which would adversely affect the rights of Sellers under any such Governmental Permit, (ii) no notice of cancellation, of default or of any dispute concerning any Governmental Permit, or of any event, condition or state of facts described in the preceding clause, has been received by, or is known to Sellers and (iii) all filings and reports required by Governmental Entities have been timely and properly made. The transactions contemplated by this Agreement shall not cause the study area of the Business to change.

2.18         Intellectual Property. The Purchased Assets include all rights in all patents, patent rights, trademarks, trade names, trade dress, logos, service marks, copyrights, know how and other proprietary intellectual property rights and computer programs necessary to carry out the Business (“Intellectual Property Rights”), all of which are listed on Schedule 2.18. The Purchased Assets do not include the trade names of LEC which are not necessary to carry out the Business. Except as set forth on Schedule 2.18, to Sellers’ knowledge, the Intellectual Property Rights do not infringe on any proprietary right of any person and no claims challenging the validity, effectiveness or ownership by any Seller of any of the Intellectual Property Rights, or to the effect that the Intellectual Property Rights infringe or will infringe any intellectual property or other proprietary right of any person have been asserted or, to the Sellers’ knowledge, are threatened by any person nor to Sellers’ knowledge are there any valid grounds for any bona fide claim of any such kind. To the best of the Sellers’ knowledge, there is no material unauthorized use, infringement or misappropriation of any of the Intellectual Property Rights by any third party.

2.19         Certain Agreements.

(a)           Except as set forth in Schedule 2.19, there are no amounts payable by Sellers to any partner, manager, officers or employees of Sellers (in their capacity as partner, manager, officers or employees), and there is no vesting or acceleration of rights or the lapse of restrictions, as a result of the transactions contemplated by this Agreement and/or any subsequent employment termination.

(b)           Except as set forth on Schedule 2.19, there are no contracts, understandings, arrangements or commitments (whether written or oral) between any of the Sellers, on the one hand, and another Seller or any stockholder, member, manager, partner, officer, director or employee of a Seller or any of an Affiliate of Sellers, on the other hand.

2.20         Brokers and Finders. None of the Sellers has employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

2.21         Adequacy of Purchased Assets. The Purchased Assets include all assets necessary for the operation of the Business in the ordinary course and in the manner in which the Business is currently operated.

2.22         Accounts Receivable. The accounts receivable of CassTel and CassTel LD that are included in the Purchased Assets represent valid obligations owed to CassTel and CassTel LD. To the best of Sellers’ knowledge, such accounts receivable are collectible in the ordinary course of business, subject to a reasonable reserve for doubtful accounts. Neither this Section 2.22 nor any other provision of this Agreement shall be construed as a guarantee by Sellers that Buyer will collect all of the accounts receivable that are included in the Purchased Assets.

2.23         CALEA Compliance. Sellers are in compliance with the Federal Bureau of Investigation’s current CALEA requirements and are not in violation of any statute, regulation or rule or requirement associated with CALEA.

2.24         Disclosure. Neither this Agreement, nor any of the attachments, Schedules, Exhibits, written Statements, documents, certificates or other items prepared for or supplied to Buyer by or on behalf of Sellers with respect to the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary to make each statement contained herein or therein not misleading. No Seller has knowledge of any fact relating to the Business that has not been disclosed to Buyer which materially adversely affects the Business or which would prevent Sellers from completing the transactions contemplated by this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Sellers that:

3.1           Corporate Organization and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business as a foreign corporation in each jurisdiction and is in good standing in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification. Buyer has all requisite power and authority (corporate or otherwise) to own its properties and to carry on its business as it is now being conducted or contemplated.

3.2           Authority Relative to This Agreement. Buyer has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation by Buyer of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Buyer, and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. The Buyer has provided evidence of its authority to enter into the Agreement and consummate the transactions contemplated hereby to Sellers. This Agreement has been duly and validly executed and delivered by Buyer and constitutes the valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except that such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

3.3           Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by Buyer nor the consummation by Buyer of the transactions contemplated hereby will:

(a)           conflict with or result in any breach of any provision of the Articles of Incorporation or the By-Laws of Buyer;

(b)           require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) such filings and consents as may be required by the FCC or the FCC Rules, or by the MPSC or the MPSC Rules or by the KCC or the KCC Rules (ii) as may be required by any applicable state securities or “blue sky” laws or state takeover laws or (iii) such filings and consents as may be required under any local government environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the transactions contemplated by this Agreement;

(c)           except as set forth in Schedule 3.3(c), violate or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or lien or other charge or encumbrance) under any of the terms, conditions or provisions of any contract, indenture, obligation, commitment, note, license, agreement or other instrument or obligation to which Buyer or any of its Subsidiaries is a party or by which any of their respective assets may be bound; or

(d)           assuming the consents, approvals, authorizations, permits, filings and notifications referred to in this Section 3.3 (including Schedule 3.3(c)) are duly and timely obtained or made, violate or constitute a default under any judgment, order, restriction, writ, injunction, decree, law, statute, ordinance, rule or regulation applicable to Buyer or any of its Subsidiaries or to any of their respective assets.

3.4           Brokers and Finders. Buyer has not employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

ARTICLE IV

ADDITIONAL COVENANTS AND AGREEMENTS

4.1           Regulatory Matters. The parties shall, promptly after the date hereof, cooperatively commence efforts to obtain all Governmental Entity approvals, including but not limited to, MPSC, KCC and FCC approvals of the transactions contemplated hereby and the authorizations listed in Schedule 2.3(b). The parties shall diligently pursue and use their best efforts to obtain such authorizations and approvals as promptly as practicable following the execution of this Agreement.

4.2           Conduct of Business. Each Seller agrees that during the period from the date of this Agreement to the Closing Date (unless the Buyer shall otherwise agree in writing and except as otherwise contemplated by this Agreement), each Seller will: conduct its operations according to all applicable laws and regulations with no less diligence and effort than would be applied in absence of this Agreement; with respect to the Business preserve and maintain its physical plant; make capital expenditures with respect to the Business each year in the ordinary course, consistent with the needs of the Business; and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall not be impaired in any material respect on the Closing Date. Without limiting the generality of the foregoing, and except as otherwise permitted in this Agreement or as set forth in Schedule 4.2, prior to the Closing Date, none of the Sellers will, without the prior written consent of Buyer (which consent shall not be unreasonably withheld):

(a)           sell, pledge, lease, license or otherwise encumber or transfer any of the Purchased Assets or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any of Sellers except for the sales of obsolete or worn-out assets or assets being replaced prior to the Closing Date

(b)           modify or adopt any amendments to its organizing or governing documents or alter through merger, liquidation, reorganization, restructuring or in any other fashion its corporate structure or ownership;

(c)           grant any material increases in (or make amendments to) the compensation of any of its employees listed on Schedule 4.8;

(d)           except as set forth on Schedule 4.2, pay or agree to pay any pension, retirement allowance or other employee benefit not required or contemplated by any of the existing benefit, severance, termination, pension or employment plans, agreements or arrangements as in effect on the date hereof to any such member, partner, manager, employee, director or officer, whether past or present;

(e)           except as set forth on Schedule 4.2, enter into any new, or materially amend any existing, bonus, profit sharing, retention, golden parachute, employment, severance, termination or similar agreement with any member, manager, partner, director, officer or employee;

(f)            except as set forth on Schedule 4.2 or as may be required to comply with applicable law or as may be required by those items listed on Schedule 4.2, adopt or become obligated under any plan, program or arrangement which, if existing on the date hereof, would be a Company Plan in accordance with Section 2.11 or amend any Company Plan if such amendment would have the effect of enhancing any benefits thereunder;

(g)           except as set forth on Schedule 4.2, take any position with respect to or settle or compromise any material tax claim, file any material amended tax return or claim for refund, or file any tax return incorporating a material position, election or method of accounting inconsistent with a position, election or method incorporated in past tax returns, except as required by law, or take any action or position that would increase the tax liability of any of the Sellers so as to have a material adverse effect;

(h)           subject any of the Purchased Assets, or any part thereof, to any Lien or suffer such to be imposed other than such Liens as may arise in the ordinary course of business or by operation of law;

(i)            fail to keep in full force and effect insurance comparable in amount and scope to coverage maintained by it (or on behalf of it) with respect to the Business or the Purchased Assets on the date hereof;

(j)            take or permit to occur any other action or omission that would cause any of the representations and warranties made by it in this Agreement not to remain true and correct in all material respects;

(k)           make any change in any method of accounting or accounting principle, method, estimate or practice except for any such change required by reason of a concurrent change in GAAP or write down the value of any inventory or write-off as uncollectible any accounts receivable except in the ordinary course of business consistent with past practices or unless required to do so by a Governmental Entity;

(l)            except for matters involving a Governmental Entity, settle, release or forgive (or commence) any material claim, litigation or adversarial proceeding or waive any material right; or

(m)          authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

4.3           No Solicitation of Transactions. Except as contemplated or as otherwise permitted by this Agreement, none of the Sellers shall authorize or permit any member, manager, officer, director, partner or employee of, or investment banker, attorney or other advisor or representative of any of the Sellers to (i) solicit or initiate, encourage, or facilitate, directly or indirectly, any inquiries relating to, or the submission of, any proposal or offer, whether in writing or otherwise, from any person other than Buyer or any Affiliates thereof (a “Third Party”) to acquire beneficial ownership of any of the Purchased Assets, or any beneficial ownership of any of the Sellers pursuant to a merger, consolidation or other business combination, sale of equity interest, sale of assets, tender offer, exchange offer or other transaction (a “Competing Transaction”), (ii) participate in any discussions or negotiations regarding, or furnish to any person any information or data with respect to or access to the properties of, or take any other action to knowingly facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction, or (iii) enter into any agreement with respect to any Competing Transaction, approve or recommend or resolve to approve or recommend any Competing Transaction or enter into any agreement requiring it to abandon, terminate or fail to consummate the transactions contemplated by this Agreement.

4.4           Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable efforts to obtain all necessary or appropriate waivers, consents and approvals, to effect all necessary registrations, filings and submissions (including, but not limited to any submissions requested by the MPSC, KCC or FCC) and to lift any injunction or other legal bar to the consummation of the transactions contemplated by this Agreement (and, in such case, to proceed with such transactions as expeditiously as possible).

4.5           Access to Information. Following execution of this Agreement, upon reasonable notice, each of the Sellers shall afford to officers, employees, counsel, accountants, engineers, consultants, prospective financing sources, and other authorized representatives of Buyer (“Representatives”), full, open, continuing and reasonable access, throughout the period prior to the Closing Date, to its (i) equipment, personal and intangible properties, facilities and real properties, (ii) accounting files, financial and operating data, budgets, projections and plans, (iii) regulatory and other government filings, (iv) employment records, policies and files, and records and documents pertaining to Company Plans, (v) contracts, agreements and undertakings, (vi) environmental filings and tax returns, (vii) organizational, governing, corporate and ownership records and legal files, (viii) reports, schedules, books and records, and (ix) other information relevant to the Business (the “Information”); and, during such period, each Seller shall furnish or make available reasonably promptly to such Representatives copies of all such Information as may reasonably be requested, including but not limited to a copy of each report, schedule or other document filed or received by any of Sellers pursuant to federal or state securities laws or with any Governmental Entity at any time prior to the Closing. In addition, in furtherance of the foregoing, promptly following the date of this Agreement, Sellers shall provide to Buyer an operating plan and budget for the Business for the remaining 2005 fiscal year and the 2006 fiscal year (the “Plan and Budget”). The Sellers shall exercise reasonable efforts to manage the operations of the Business to the Plan and Budget. The Sellers will promptly provide Buyer written copies of any reports, data or summaries describing any material variance or deviation from the Plan and Budget. Upon reasonable notice, Sellers shall make available all managers, officers, employees, agents or advisors to Buyer’s Representatives for purposes of reviewing, providing, discussing, or describing any of the Information or otherwise keeping the Buyer and its Representatives apprised with respect to, and responding to Buyer’s inquiries regarding, the Business and the Plan and Budget. Buyer agrees that it will not, and will cause its Representatives to not, use any information obtained pursuant to this Section for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. No information or knowledge obtained in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the transactions contemplated thereby.

4.6           Publicity. The parties must approve and agree upon any press releases or public announcements to be made by any party pertaining to the transactions contemplated by this Agreement. No party shall issue any such press releases or make any such public announcements without the consent of the other parties, which consent shall not be unreasonably withheld, except as required to obtain the consents, waivers and authorizations listed in the Schedules and in connection with Buyer’s financing of the transaction contemplated hereby. Notwithstanding the proceeding provisions, each party hereto shall be free to make such disclosures and filings as may be required by law without the other parties’ prior written consent; but such party shall provide the other parties a copy of any such disclosure or filing.

4.7           Cooperation with SEC Filings.

(a)           All parties understand that Buyer is a publicly-owned company and is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and may be required to include in its reports filed with the Securities and Exchange Commission (the “SEC”) pursuant to the Exchange Act, or in any registration statements it may file with the SEC pursuant to the Securities Act of 1933, as amended (the “Securities Act”):

(i)            certain reviewed consolidated financial statements of Sellers;

(ii)           certain unaudited stub period consolidated financial statements of Sellers;

(iii)          certain pro forma financial information relating to Sellers; and

(iv)          the consent(s) of the accountants who reviewed Sellers’ financial statements to the inclusion of the reviewed financial statements in such reports or registration statements of Buyer.

(b)           Sellers agree to provide to Buyer upon Buyer’s written request, as promptly as reasonably practicable after receipt of any such written request and in any event by the delivery date reasonably specified in any such written notice, any of the items specified under clauses (i) through (iii) above that Buyer is required under applicable SEC rules and regulations to include in a report under the Exchange Act or in a registration statement under the Securities Act, and to cause the Sellers independent certified public accountants to provide any required consent specified in clause (iv) above.

4.8           Employees.

(a)           At or prior to the Closing, Buyer hereby agrees to offer employment to each individual listed on Schedule 4.8 on the terms and conditions set forth in Schedule 4.8. In addition, Buyer shall have the right to interview each of the Sellers employees as soon as possible after execution of this Agreement and can offer employment, at the sole discretion of Buyer, to any of the Sellers’ employees. For all purposes under the employee benefit plans of Buyer providing benefits after the Closing Date, each Seller employee that becomes an employee of Buyer shall be credited for purposes of eligibility and vesting (but not for purposes of benefits accrued) under Buyer’s 401(k), medical and insurance plans with his or her years of service with the Sellers before the Closing Date, to the same extent as such individual was entitled to credit for such service under the Company Plans, except to the extent such credit would result in a duplication of benefits.

(b)           Sellers agree to make health insurance plan continuation coverage available to the extent required by Part 6 of Title I of ERISA (and similar provisions under the Code and any similar continuation coverage law) (collectively “COBRA”) under the appropriate Company Plan for each employee or former employee of Sellers (and any covered dependent of any such employee or former employee) who ceased to be covered under such Company Plan under circumstances permitting the election of continuation coverage, regardless of whether such employee or former employee (or dependent) ceased to be so covered before or at the Closing Date. Premiums for such continuation coverage shall be borne by the applicable employee or former employee.

(c)           Sellers agree to make good faith efforts to continue to maintain a health plan following Closing Date which is reasonably comparable to the health plan it has maintained during the one year period prior to Closing Date, and such health plan shall be designed so that it will fully meet all obligations which COBRA may impose upon Sellers and Buyer regarding offering continuation coverage to any past or present employees (and their dependents) of the Business (and any other affiliated entity related to the Business or Sellers) (collectively “Sellers COBRA Continuees”).  Sellers agree to immediately notify Buyer in the event it cannot or does not maintain such a health plan for Sellers COBRA Continuees.

(d)           In the event Buyer determines that Buyer or any affiliate of Buyer (or any health plan of Buyer or an affiliate of Buyer) (collectively “Buyer Plan”) has become responsible for providing health coverage to any Sellers COBRA Continuees, then Sellers shall fully indemnify Buyer Plan for all costs of Buyer Plan providing COBRA coverage to Sellers COBRA Continuees. The amount of such indemnification shall be determined on a monthly basis by Buyer by taking into account the costs of all Sellers COBRA Continuees covered by Buyer Plan (including, without limitation, the actual costs of claims paid on behalf of Sellers COBRA Continuees, the administrative costs of such claims and of otherwise maintaining coverage for Sellers COBRA Continuees, the cost of maintaining reasonable stop-loss coverage for Sellers COBRA Continuees, and any additional costs assessed generally by virtue of increased underwriting costs attributable to Sellers COBRA Continuees). COBRA premiums paid by Sellers COBRA Continuees shall offset the costs for Sellers COBRA Continuees for that plan year of the Buyer Plan, but any positive credit shall not be paid to Sellers at any time (although such positive credit may be considered through the end of the Buyer Plan’s plan year). Buyer shall have the discretion to determine whether it is necessary for Buyer Plan to provide COBRA coverage for any Sellers COBRA Continuees and also to determine the amount of the costs of such COBRA coverage for Sellers COBRA Continuees, and Sellers shall not have the right to dispute any such determinations by Buyer unless Sellers can prove that Buyer’s determination was arbitrary and capricious. Sellers shall recompense Buyers Plan for any and all such costs (either directly, or from the aforementioned escrow) immediately upon demand by Buyer, which may be on a monthly basis (or in the event of large claims, on a weekly basis).

4.9           Notice of Breach. Through the Closing Date, each party shall promptly give the other parties written notice with particularity upon having knowledge of any matter that may constitute a breach of any representation, warranty, agreement or covenant contained in this Agreement. Through the Closing Date, each party shall promptly supplement the schedules to this Agreement (a “Supplement”) after the occurrence of any event that changes or is reasonably likely to change in any material respect any statement made by such party in this Agreement or in any such Schedule, provided that no such Supplement or modification will be effective to amend or otherwise modify any Schedule or any other party’s rights under this Agreement, unless such updated information shall be acceptable to the applicable party in its sole discretion and such acceptance is expressly set forth in an amendment to this Agreement.

4.10         Obligation to File Tax Returns. Sellers shall cause to be prepared and filed all tax returns with the appropriate Governmental Entities relating to the Business for periods ending on or prior to the Closing Date and shall pay all taxes due with respect to such tax returns.

4.11         Obligation to Remediate. If, prior to the Closing, any Regulated Material is Released or found to have been Released or contained or present on or in any property used in connection with the past or present operation of the Business, and if Sellers do not elect to terminate this Agreement pursuant to Section 7.1(f) below, Sellers shall diligently pursue and complete the required assessment and remediation activities, requested, specified or directed by the applicable Governmental Entities having jurisdiction or as otherwise required by applicable Environmental Laws in order to obtain from such Governmental Entity the highest level of a “no further action” or “spill inactivation” letter or other similar designation with respect to each such environmental contamination prior to the Closing.

4.12         Customer Notices. Buyer and Sellers shall cooperate to prepare and deliver, at least thirty (30) days prior to the Closing (or such other time as may be required by applicable law or Order), a notice, in form and substance reasonably acceptable to each of them in compliance with Section 64.1120(e) of the FCC’s rules and any and all other applicable state and federal law, to customers notifying them of the pending sale transaction contemplated by this Agreement. Sellers shall provide Buyer with the Sellers’ information necessary, including subscriber names and addresses, for Buyer to comply with the requirements of Section 64.1120(e) of the FCC’s rules and any and all other applicable state and federal law with respect to customer notifications required as a result of the transaction contemplated by this Agreement.

4.13         Financial Statements.          Sellers shall provide Buyer with the monthly unaudited balance sheets and related statements of income and cash flow to date of each of the Sellers for the additional months between the date hereof and the closing date in each instance within forty-five (45) days after the end of the month in question. Sellers shall provide Buyer with the audited year ending December 31, 2005 consolidated balance sheets and related consolidated statements of income and cash flow (including the related rates thereto, if any) of each of the Sellers by March 31, 2006 and the regulatory version of the year ending December 31, 2005 consolidated balance sheets and the related statement of income and cash flow (including the related notes thereto, if any, upon preparation of the same in the normal course of business.

ARTICLE V

CONDITIONS TO CLOSING

5.1           Conditions to Each Party’s Obligations to Effect the Closing. The respective obligations of each party to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a)           Injunction. There shall not be in effect, enacted, promulgated or threatened any action, statute, rule, regulation, executive order, decree, ruling or injunction or other order of any court or any Governmental Entity which seeks to or declares this Agreement invalid in any respect or seeks to or prevents or delays the consummation of the transactions contemplated hereby or which challenges the validity or enforceability of this Agreement;

provided, however, that prior to invoking this condition the invoking party shall have used its reasonable efforts to have resolved any such threatened actions or actions or to have any decree, ruling, injunction or order vacated.

(b)           Governmental Filings and Consents. All governmental consents, orders, approvals, certifications, authorizations, permits, filings, licenses or notifications legally required by the MPSC, KCC or FCC or any other Governmental Entity for the consummation of the transactions contemplated hereby shall have been given or obtained on terms that are satisfactory and acceptable to the Buyer in its sole discretion and shall be final, nonappealable, and in effect on the Closing Date.

(c)           Resolution of Pending Complaint and Investigations. All issues that have been or can be raised by any Governmental Entity, including but not limited to the MPSC, FCC, NECA, USAC or KCC, that are related to or arise out of (i) the operation of Business by the Sellers prior to the Closing Date; (ii) the allegations contained in the Complaint of the Staff of the MPSC pending in Case No. TC-2005-0357 before the Public Service Commission of the State of Missouri; or (iii) any over-earnings of the Business prior to the Closing Date, must have been reasonably resolved.

5.2           Conditions to Sellers’ Obligations to Effect the Closing. The obligations of the Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing Date of the following additional conditions:

(a)           The representations and warranties of Buyer contained in this Agreement that address matters only as of a particular date shall be true and correct as of such date and all other representations and warranties of the Buyer contained in this Agreement shall be true and correct as of the Closing Date and the Sellers shall have received a certificate of an executive officer of Buyer to the foregoing effect.

(b)           Buyer shall have performed and complied with in all material respects its obligations under this Agreement to be performed or complied with by Buyer on or prior to the Closing Date, and the Sellers shall have received a certificate of an executive officer of Buyer to the foregoing effect.

5.3           Conditions to the Buyer’s Obligations to Effect the Closing. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction on or prior to the Closing Date of the following additional conditions:

(a)           The representations and warranties of the Sellers contained in this Agreement that address matters only as of a particular date shall be true and correct as of such date and all other representations and warranties of the Sellers contained in this Agreement shall be true and correct as of the Closing Date and the Buyer shall have received a certificate of an executive officer, manager or general partner as applicable of each Seller to the foregoing effect.

(b)           Each Seller shall have performed and complied with in all material respects its obligations under this Agreement to be performed or complied with on or prior to the Closing Date, and Buyer shall have received a certificate of an executive officer, manager or general partner as applicable of each Seller to the foregoing effect.

(c)           During the period from the date of this Agreement to the Closing Date, there shall not have been any change, effect or circumstance constituting a material adverse change in the Business, Purchased Assets, Financial Statements, Schedules for this Agreement, business prospects, regulatory climate, condition (financial or otherwise) or results of operations of the Business or Sellers. Buyer shall have received a certificate, dated the Closing Date, from the Sellers, in a form reasonably satisfactory to the Buyer certifying the same.

(d)           Buyer and its lender shall have received favorable legal opinions, dated the Closing Date, from (i) Davis Wright Tremaine LLP, counsel to the Sellers, substantially in the form attached hereto as Exhibit 5.3(d)(i) or in such other form as may be agreed by Buyer and Sellers’ counsel; (ii) Fischer & Dority, PC, special counsel to Buyer, substantially in the form attached hereto as Exhibit 5.3(d)(ii); (iii) James M. Caplinger, Chtd., special counsel to Buyer, substantially in the form attached hereto as Exhibit 5.3(d)(iii); and (iv) federal regulatory counsel designated by Buyer as special counsel to Buyer, substantially in the form attached hereto as Exhibit 5.3(d)(iv). Buyer will take all actions reasonably requested by its counsel to enable such counsel to deliver the opinion required of it hereunder.

(e)           Buyer shall have received such other certificates, instruments, deeds (quitclaim with covenant) of all real or personal property owned by Sellers, assignments of all leases (under which a Seller is lessee) with applicable consents, assignments of all easements held by Sellers with applicable consents, and documents in confirmation of the representations and warranties of Sellers or in furtherance of the transactions contemplated by this Agreement as Buyer or its counsel may reasonably request.

(f)            The Buyer shall have timely received the monthly unaudited balance sheets and related statements of income and cash flow of each Seller for the additional months between the date hereof and the Closing Date, and the consolidated balance sheets and the related consolidated statements of income and cash flow (including the related notes thereto, if any) of each of the Sellers for the year ending December 31, 2005 (audited and regulatory versions), all of which financial statements shall have been prepared in accordance with the standards reflected elsewhere herein and none of which financial statements shall have reflected any change, effect or circumstance constituting a material adverse change or any other breach of any representation or warranty contained herein.

(g)           No report or opinion (for example, a phase I environmental report) obtained by the Buyer from a Representative as contemplated in Section 4.5 shall reflect the existence of an adverse change as a result of any matter not expressly agreed to be accepted or consented to by the Buyer herein that is not cured at or prior to Closing by Sellers at Sellers’ sole expense.

(h)           The Sellers shall have removed or shall pay at Closing all Liens on the Purchased Assets other than Permitted Liens.

(i)            The Buyer shall have been furnished with such other and further documents and certificates, including certificates of the Sellers, as the Buyer shall reasonably request to evidence compliance with the conditions set forth in this Agreement.

(j)            At the Closing, the Sellers shall have delivered to the Buyer Certificates issued by the appropriate Governmental Entities evidencing good standing of the Sellers in their respective jurisdictions of incorporation and in each jurisdiction in which each is qualified to do business as a foreign corporation.

(k)           At the Closing, the Sellers shall have delivered to the Buyer Certificates of Title to all vehicles, free and clear of all Liens, duly assigned to the Buyer.

(l)            The Buyer’s Affiliate that will operate the Business after Closing (“Buyer’s Affiliate”) must be certified by the MPSC and KCC as of the Closing as an Eligible Telecommunications Carrier. In addition, as of the Closing the Buyer’s Affiliate must have obtained a waiver of the FCC rules to the extent necessary to ensure that all federal Universal Service Funds to which the study area associated with the Business is entitled are paid as of Closing of the transaction contemplated by this Agreement to the Buyer’s Affiliate in its capacity as an incumbent rural local exchange carrier designated as an Eligible Telecommunications Carrier in an amount satisfactory to Buyer in its sole discretion. Seller shall cooperate with Buyer and Buyer’s Affiliate prior to the Closing in its efforts to obtain any necessary waivers or approvals including but not limited to the provision of all information required to determine the amount of Universal Service Funding to which the Buyer’s Affiliate will be entitled subsequent to the Closing of the transaction contemplated by this Agreement. Buyer’s Affiliate shall have received consent from NECA indicating that Buyer’s Affiliate may participate without limitation in the NECA interstate exchange access tariff as a concurring carrier and in the NECA revenue pool processes. Such consent shall be in a form reasonably satisfactory to Buyer.

(m)          Sellers shall have replaced or repaired any and all Purchased Assets that have suffered, sustained or incurred any material loss, damage or destruction.

(n)           Buyer shall have received a tax clearance letter for each of the Sellers from the Missouri Department of Revenue.

ARTICLE VI
SURVIVAL OF TERMS; INDEMNIFICATION

6.1           Survival; Limitations. All of the terms and conditions of this Agreement, together with the representations, warranties and covenants contained herein or in any instrument or document delivered or to be delivered pursuant to this Agreement and the agreements of the parties to indemnify each other as set forth in this Article VI shall survive the execution of this Agreement and the Closing Date notwithstanding any investigation heretofore or hereafter made by or on behalf of any party hereto and shall continue for, and all claims with respect thereto shall be made three (3) years from the Closing Date (the “Indemnification Period”).

6.2           Escrow of Liquid Assets. Five Million Dollars ($5,000,000) of the Purchase Price otherwise payable to Sellers for the Purchased Assets (the “Escrow Amount”) shall be maintained in an escrow account (the “Escrow Account”) in U.S. Bank Trust National Association or such other bank as may be agreed to by the parties, pursuant to the terms and provisions of an Escrow Agreement to be executed at Closing substantially in the form attached hereto as Exhibit 6.2 (the “Escrow Agreement”). The Escrow Amount shall be reduced to Two

Million Dollars ($2,000,000) on the first anniversary of the Closing Date if at that time Buyer has no pending claims against the Escrow Account for any indemnity payments pursuant to Section 6.3 below. If Buyer has one or more pending claims against the Escrow Account on the first anniversary of the Closing Date, the Escrow Account shall instead be reduced to the sum of Two Million Dollars ($2,000,000) plus the indemnification amount of the claims of Buyer pending at that time. Once the claim or claims of Buyer pending after the first anniversary of the Closing Date have been resolved, the Escrow Account shall be reduced to Two Million Dollars ($2,000,000). Any indemnity payment due to Buyers under Section 6.3 shall be paid to Buyer solely from the Escrow Account in the manner provided in the Escrow Agreement and Buyer shall have no recourse against Sellers with respect to any indemnification obligations under Section 6.3 that exceed the then current balance in the Escrow Account.

6.3           Indemnification by the Sellers. After the Closing Date, subject to the limitations set forth in Sections 6.1 and 6.2 hereof, the Buyer and its Affiliates, successors and assigns shall be indemnified and held harmless jointly and severally by the Sellers against and in respect of any and all damage, loss, liability, cost or expense (including, unless otherwise provided herein, the reasonable fees and expenses of counsel and any tax liability resulting from any indemnity payment made hereunder) resulting from, or in respect of, any of the following to the extent the aggregate amount thereof exceeds Twenty-Five Thousand Dollars ($25,000):

(a)           Misrepresentation or Breach. Any misrepresentation or breach of warranty of any of the Sellers or nonfulfillment of any obligation on the part of Sellers under this Agreement, or contained in any Schedule or Exhibit to this Agreement or from any misrepresentation in or omission from any certificate, Schedule, Exhibit, related agreement, Financial Statement or instrument delivered by or on behalf of the Sellers hereunder.

(b)           Taxes. All taxes of the Sellers.

(c)           Governmental Action. Any action by any Governmental Entity that negatively and materially impacts the revenue or receivables of the Business after the Closing that is a direct result of the operation of the Business prior to Closing and that is specifically applicable to the Business and not subject of a policy law, rule or regulation of general application.

(d)           Employee Matters. All costs, expenses or loss of revenue incurred by Buyer, the Business, or any of Buyer’s employee benefit plans after the Closing arising out of or related to any of Sellers’ COBRA Continuees as provided in Section 4.8(d) hereof or any Seller defined benefit pension plan.

(e)           Easements and Permits. All costs, expense or loss of revenue incurred by the Business after the Closing arising out of or related to the failure of the Sellers to obtain or record any easement, right of way, license or permit for the physical plant of the Business.

(f)            Regulated Materials. All costs, expenses or loss of revenue incurred by the Business after the Closing related to the Release, use or storage of any Regulated Materials attributable to any period prior to Closing.

(g)           Other Claims. Any Claim (as defined in Section 8.9(c)) arising out of the Business or operation of the Business by Sellers or any Claim relating to the Excluded Liabilities or Excluded Assets of the Business.

(h)           Related Expenses. All expenses and costs, including but not limited to reasonable legal fees, paid or incurred in connection with any such indemnified Claim.

6.4           Indemnification by the Buyer. After the Closing Date, subject to the limitations set forth in Sections 6.1 hereof, the Sellers and their respective Affiliates, successors, representatives and assigns shall be indemnified and held harmless by the Buyer against and in respect of any and all damage, loss, liability, cost or expense (including, unless otherwise provided herein, the reasonable fees and expenses of counsel and any tax liability resulting from any indemnity payment made hereunder) resulting from, or in respect of, any of the following to the extent the aggregate amount thereof exceeds Twenty Five Thousand Dollars ($25,000).

(a)           Misrepresentation or Breach. Any misrepresentation or breach of warranty of the Buyer or nonfulfillment of any obligation on the part of the Buyer under this Agreement, or contained in any Schedule or Exhibit to this Agreement or from any misrepresentation in or omission from any certificate, Schedule, Exhibit, related agreement or instrument delivered by or on behalf of the Buyer hereunder.

(b)           Taxes. All Taxes of the Buyer or of the Business attributable to any period on or after the Closing Date.

(c)           Other Claims. Any Claim of a third party arising out of the operation of the Business by Buyer or the Purchased Assets after the Closing Date or relating to the Assumed Liabilities.

(d)           Related Expenses. All expenses and costs, including but not limited to legal fees, reasonably paid or incurred in connection with any such indemnified Claim.

6.5           Third Party Claims.

(a)           Generally. Except as otherwise provided in this Agreement, the following procedures shall be applicable with respect to indemnification for third party Claims. Promptly after receipt by the party seeking indemnification hereunder (hereinafter referred to as the “Indemnitee”) of notice of the commencement of any action or the assertion of any Claim, liability or obligation by a third party (whether by legal process or otherwise), against which Claim, liability or obligation another party to this Agreement (hereinafter the “Indemnitor”) is, or may be, required under this Agreement to indemnify such Indemnitee, the Indemnitee shall, if a claim thereon is to be, or may be, made against the Indemnitor, immediately notify the Indemnitor in writing of the commencement or assertion thereof and give the Indemnitor a copy of such Claim or process and all legal pleadings. The Indemnitee’s failure to give timely notice as required by this Section 6.5(a) shall not serve to eliminate or limit the Indemnitor’s obligation to indemnify the Indemnitee unless such failure prejudices the rights of the Indemnitor, and then only to the extent of such prejudice. Moreover, the Indemnitee shall have the right to take any actions or steps it deems reasonable to avoid the occurrence of any prejudice to the rights of the Indemnitee. The Indemnitor shall have the right to assume the defense of such action with counsel of reputable standing unless with respect to such action (A) injunctive or equitable remedies have been sought therein in respect of the Indemnitee or its business or (B) such action is for an alleged amount of less than Five Thousand Dollars ($5,000); provided, that the Indemnitee and counsel to the Indemnitee shall have the right to participate in the defense of any and all Claims pursuant to the provisions of Section 6.5(b) hereof. The Indemnitor and the Indemnitee shall reasonably cooperate in the defense of such Claims. If the Indemnitee shall be required by judgment or a settlement agreement to pay any amount in respect of any obligation or liability against which the Indemnitor has agreed to indemnify the Indemnitee under this Agreement, the Indemnitor shall immediately pay such amount to the Indemnitee in order to enable the Indemnitee to make such payment, and otherwise shall promptly reimburse the Indemnitee in an amount equal to the amount of such payment, in either case, plus all reasonable out-of-pocket expenses (including legal fees and expenses) incurred by such Indemnitee at the specific written request of the Indemnitor, or as otherwise authorized by Section 6.5(b) hereof, in connection with such obligation or liability subject to this Article VI. No Indemnitor, in the defense of any such Claim, shall, except with the consent of the Indemnitee, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnitee of a release from all liability with respect to such Claim. In the event that the Indemnitor does not accept the defense of any matter for which it is entitled to assume such defense as provided in this Section 6.5(a), the Indemnitee shall have the full right to defend against any such Claim and shall be entitled to settle or agree to pay in full such Claim in its sole discretion. With respect to any matter as to which the Indemnitor is not entitled to assume the defense pursuant to the terms of this Section 6.5(a), the Indemnitee shall not enter into any settlement for which an indemnification Claim will be made hereunder without the approval of the Indemnitor, which shall not be unreasonably withheld.

(b)           Counsel. An Indemnitee shall have the right to employ its own counsel, but the fees and expenses of such counsel shall be at the expense of the Indemnitee, unless (i) the employment of such counsel shall have been authorized in writing by the Indemnitor in connection with the defense of such Claim and the Indemnitor has agreed in writing to pay such fees and expenses, or (ii) the Indemnitor shall not have employed counsel in the defense of such Claim (which counsel may be in-house counsel unless and until a lawsuit has been commenced). In either of which events, such fees and expenses of not more than one additional counsel for the Indemnitee shall be borne by the Indemnitor.

6.6           Other Claims.

(a)           In the event an Indemnitee should have a claim under this Article VI against an Indemnitor that does not involve a third party Claim, the Indemnitee shall promptly give notice (the “Indemnitee Notice”) and the details thereof, including copies of all relevant information and documents, to the Indemnitor within a period of thirty (30) days following the discovery of the claim by the Indemnitee (the “Claim Notice Period”). The failure by any Indemnitee to give the Indemnitee Notice within the Claim Notice Period shall not impair the Indemnitee’s rights hereunder except to the extent that the Indemnitor demonstrates that it has been prejudiced thereby. The Indemnitor will notify the Indemnitee within a period of twenty (20) days after the receipt of the Indemnitee Notice by the Indemnitor (the “Indemnity Response Period”) whether the Indemnitor disputes its liability to the Indemnitee under this Article VI with respect to such Claim. If the Indemnitor notifies the Indemnitee that it does not dispute the Claim described in such Indemnitee Notice or fails to notify the Indemnitee within the Indemnity Response Period whether the Indemnitor disputes the claim described in such Indemnitee Notice, the actual damages as finally determined will be conclusively deemed to be a liability of the Indemnitor under this Article VI and the Indemnitor shall pay the amount of such damages to the Indemnitee on demand. If the Indemnitor notifies the Indemnitee within the Indemnity Response Period that the Indemnitor disputes its liability with respect to such Claim, the Indemnitor and the Indemnitee will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within a period of thirty (30) days from the date of such notice or such longer period as may be agreed to by the parties in writing, such dispute shall be resolved by arbitration in accordance with Section 6.6(b) hereof.

(b)           Any dispute required to be submitted to arbitration pursuant to this Section 6.6 shall be finally and conclusively determined in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “Rules of Arbitration”) then in effect by the decision of three (3) arbitrators (the “Board of Arbitration”) selected in accordance with the Rules of Arbitration. The Board of Arbitration shall meet in Kansas City, Missouri and shall render a decision in writing (concurred in by a majority of the members of the Board of Arbitration) with respect to and stating the amount, if any, which the Indemnitor is required to pay to the Indemnitee in respect of the claim made by the Indemnitee. The decision of the Board of Arbitration shall be rendered as soon as practical following commencement of proceedings with respect thereto. The Board of Arbitration shall cause its written decision to be delivered to the Indemnitee and the Indemnitor. Any decision made by the Board of Arbitration shall be final, binding and conclusive on the Indemnitee and the Indemnitor and entitled to be enforced to the fullest extent permitted by law and entered in any court of competent jurisdiction.

The parties hereto hereby consent to the jurisdiction of the foregoing Board of Arbitration and to the jurisdiction of any local, state or Federal court located in the State of North Carolina for the purpose of enforcing the decision or award of the Board of Arbitration or otherwise. The parties hereto agree that all service of process may be made on any such party by personal delivery or by registered or certified mail addressed to the appropriate party at the address for such party set forth in this Agreement.

All fees, costs and expenses of the prevailing party in any arbitration, including, but not limited to, attorneys’ fees, shall be paid by the losing party and shall be awarded to the prevailing party as part of the decision of the Board of Arbitration. For purposes hereof, a “Prevailing Party” shall mean the party which substantially prevails in its position in arbitration. Each and every arbitration proceeding commenced pursuant to this Section 6.6(b) shall be consolidated with any arbitration proceedings simultaneously or previously commenced (but not concluded) under this Section 6.6(b).

6.7           Continued Liability for Indemnity Claims. The liability of any Indemnitor hereunder with respect to claims hereunder shall continue for so long as any Claims for indemnification may be made hereunder pursuant to this Article VI and, with respect to any such indemnification Claims duly and timely made, thereafter until the Indemnitor’s liability therefore is finally determined and satisfied.

ARTICLE VII
TERMINATION AND ABANDONMENT

7.1           Methods of Termination. This Agreement may be terminated and the transactions herein contemplated may be abandoned at any time:

(a)           By mutual written consent of the Buyer and the Sellers.

(b)           By the Buyer if as of the Closing Date any of the conditions specified in Article V hereof have not been satisfied (and remain so unsatisfied for more than twenty (20) days after the Buyer has notified the Sellers in writing thereof) or if any of the Sellers are otherwise in default in any material respect under this Agreement (and remains in default for more than twenty (20) days after the Buyer has notified the Sellers in writing of such default) or if at any time prior to the Closing Date it becomes apparent to the Buyer (on reasonable grounds) that (i) any of the Sellers will be unable to satisfy one or more of the representations and warranties in Article II hereof or one or more of the covenants or agreements in Articles IV or V hereof, or (ii) any of the conditions contained in Article V hereof will not be satisfied.

(c)           By the Sellers if as of the Closing Date any of the conditions specified in Article V hereof have not been satisfied (and remain so unsatisfied for more than twenty (20) days after the Sellers have notified the Buyer in writing thereof) or if the Buyer is otherwise in default in any material respect under this Agreement (and remains in default for more than twenty (20) days after the Sellers have notified the Buyer in writing of such default) or if at any time prior to the Closing Date it becomes apparent to the Sellers (on reasonable grounds) that (i) the Buyer will be unable to satisfy one or more of its representations and warranties in Article III hereof or one or more of the covenants or agreements in Article IV or V hereof, or (ii) any of the conditions contained in Article V hereof will not be satisfied.

(d)           By either party in the event the Closing has not occurred by July 3, 2006, unless such failure to close shall be due to a breach of this Agreement by the party seeking to terminate the Agreement.

(e)           By the Buyer if a material adverse change shall be shown or indicated (in the sole discretion of the Buyer) in any of the Financial Statements delivered after the date hereof or otherwise with respect to any of the conditions to Closing set forth in Section V hereof, and written notice of termination of this Agreement shall have been given by the Buyer within thirty (30) business days of the Buyer’s receipt of such Financial Statements or the Buyer’s discovery of such material adverse change.

(f)            By the Sellers, if prior to the Closing, any Regulated Material is Released or found to have been Released or contained or present on or in any property used in connection with the past or present operation of the Business, and the cost of the required assessment and remediation activities requested, specified or directed by the applicable Governmental Entities having jurisdiction or as otherwise required by applicable Environmental Laws in order to obtain from such Governmental Entity the highest level of a “no further action” or “spill inactivation” letter or similar designation with respect to each such environmental contamination exceeds Five Hundred Thousand Dollars ($500,000).

(g)           By the Buyer if the settlements or resolutions with any Governmental Entity, including but not limited to the MPSC, FCC, NECA, USAC or KCC, of any issues that have been or can be raised or are related to or arising out of (i) any of the allegations contained in the Complaint of the Staff of the MPSC pending in Case No. TC 2005-0357 before the Public Service Commission of the State of Missouri or (ii) any over-earnings of the Business prior to the Closing Date are not satisfactory to Buyer in its sole discretion or negatively affect the revenues of the Business after the Closing Date.

(h)           In the event of any failure to perform as described in this Section 7.1, the non-breaching party shall have such remedies for breach of contract as are allowed by law in addition to or in substitution of the right of termination.

7.2           Procedure Upon Termination. If this Agreement is terminated as provided herein:

Each party shall as promptly as practicable redeliver to the party furnishing the same, all data, information and other written material (including all copies thereof) of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof.

All information received by any party hereto with respect to the business of any other party (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any governmental authority) shall not at any time be used by such party, or disclosed to third parties.

7.3           If this Agreement is terminated for any reason other than as a result of Buyer’s failure to perform as provided in Section 7.1(c) and if the purchase price that the Buyer is willing to pay the Sellers for the Purchased Assets is greater than Twenty-Five Million Dollars ($25,000,000) at the time of the termination of this Agreement, then upon termination of this Agreement Sellers shall make payment to the Buyer in an amount equal to the Buyer’s third party out-of-pocket costs incurred in connection with the transaction contemplated by this Agreement. The Sellers shall be allowed thirty days after receipt of notice from Buyer of a change in the purchase price to decide whether or not to accept the change in the purchase price. If within eighteen (18) months after the termination of this Agreement, Sellers consummate a Competing Transaction, then Sellers shall also make payment to Buyer, concurrently with the consummation of such Competing Transaction (via wire or certified check), in an amount equal to One Million Dollars ($1,000,000).

ARTICLE VIII
MISCELLANEOUS AND GENERAL

8.1           Payment of Expenses. Except as provided in Section 7.3, whether or not the transactions contemplated by this Agreement shall be consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.

8.2           Modification or Amendment. The parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

8.3           Waiver of Conditions. The conditions to each party’s obligations to consummate the transactions contemplated by this Agreement are for the sole benefit of such party and may be waived in writing by such party in whole or in part to the extent permitted by applicable law.

8.4           Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

8.5           Governing Law; Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina, without giving effect to the principles of conflicts of law thereof; provided, however, that this Agreement shall be interpreted, construed and applied in accordance with the language herein and the intent of the parties ignoring any presumptions, rules or construction or similar rules under the law of the State of North Carolina or any other state. Unless otherwise provided, any and all disputes arising under this Agreement may, but are not required to be adjudicated in the state or federal courts located in the State of Missouri and each party consents to the nonexclusive jurisdiction of such courts.

8.6           Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other parties shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile transmission (with a confirming copy sent by overnight courier), as follows:

(a)           If to Sellers:

Terrence Peck
Local Exchange Company, LLC
40 Park Road
Islamorada, FL 33036

with a copy to:

Randall Lowe, Esq.
Davis Wright Tremaine LLP
1500 K Street NW
Washington, DC 20005
Fax: (202) 508-6699

(b)           If to Buyer:

Walter E. Leach, Jr.
Executive Vice President, Corporate Development
FairPoint Communications, Inc.
521 E. Morehead Street, Suite 250
Charlotte, NC 28202
Fax:  (704) 344-8121

with a copy to:

Susan L. Sowell, Esq.
Assistant General Counsel
FairPoint Communications, Inc.
521 East Morehead Street, Suite 250
Charlotte, NC  28202
Fax:  (704) 344-1594

or to such other persons or addresses as may be designated in writing by the party to receive such notice.

8.7           Entire Agreement; Assignment. This Agreement (including the Schedules and Exhibits hereto) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, written or oral, between the parties with respect thereto. The parties agree and acknowledge that (i) this Agreement has not been entered into under time pressure, and that all parties have had an adequate opportunity to review this Agreement with counsel, (ii) no oral assurances have been given by any party that this Agreement is an interim agreement or that a more comprehensive Agreement is or will be forthcoming, (iii) there are no oral conditions or promises that supplement or modify the Agreement, and (iv) this Section 8.7 does not constitute “boilerplate,” but rather is a critical substantive provision of the Agreement. This Agreement may not be assigned by any party (by operation of law or otherwise) without the written consent of the other parties hereto, provided however, that no consent from any party shall be required for the assignment in whole or in part of the Buyer’s rights hereunder to any Affiliate or Affiliates of the Buyer.

8.8           Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its respective successors and assigns. Nothing in this Agreement, express or implied, other than the right to receive the consideration payable pursuant to Article I hereof, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

8.9           Certain Definitions. As used herein:

(a)           An “Affiliate” of, or a person “affiliated” with, a specific person is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

(b)           “Assumed Contracts” means the following contracts, obligations, understandings or commitments (whether written or oral) the Sellers to the extent same relate to the Business:  (i) all contracts entered into prior to the date hereof which (A) are set forth on Schedule 1.1(e) and (B) for which consent to assignment (if required) has been obtained at or prior to the Closing, (ii) all contracts entered into by Sellers from and after the date hereof, provided the Buyer has consented in writing to the execution of such contract or such contract is specifically permitted under Section 4.2 hereof.

(c)           “Claim” shall mean any action, written claim, complaint, lawsuit, written demand, suit, notice of a violation, litigation, proceeding, arbitration or other dispute noticed in writing or otherwise, whether civil, criminal, administrative or otherwise, by corporation, partnership, Governmental Entity, entity, person, corporation, partnership, organization or joint venture.

(d)           “Governmental Entity” shall mean any federal, state or local government or any court, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, including the MPSC, KCC or FCC and other public utility or service commission or similar agency.

(e)           “Lien” means any lien, encumbrance, pledge, mortgage, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, or transfer restriction of any kind, character or nature.

(f)            “Permitted Liens” shall mean any (i) platting, subdivision, zoning, building and other similar legal requirements relating to land which are not violated by the buildings, structures and other improvements located thereon, (ii) easements, restrictive covenants, rights-of-way, leases, encroachments and other encumbrances and agreements (other than contracts or options pursuant to which any property owned by either Seller is or may be required to be sold), whether or not of record, (iii) reservations of coal, oil, gas, minerals and mineral interests, whether or not of record, and (iv) Liens for taxes and other governmental charges, assessments or fees which are not yet due and payable.

8.10         Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.

8.11         Captions; Interpretation. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. No party shall be deemed to have been the drafter of this Agreement, which is the product of detailed, arm’s length negotiations between the parties and their respective counsel.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

FAIRPOINT COMMUNICATIONS, INC.

By:	/s/ Walter E. Leach, Jr.
Name:	Walter E. Leach, Jr.
Title:	Executive Vice President Corporate Development

LOCAL EXCHANGE COMPANY LLC

By:	/s/ Terrence Peck
Name:	Terrence Peck
Title:	Managing Member

CASS COUNTY TELEPHONE LIMITED PARTNERSHIP

By:	/s/ Terrence Peck
Name:	Terrence Peck
Title:	Managing Member GP

LEC LONG DISTANCE, INC.

By:	/s/ Terrence Peck
Name:	Terrence Peck
Title:	President